Exhibit 5.3

March 11, 2011

BWAY Holding Company

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350-2237

Re: Registration Statement on Form S-4

Ladies and Gentlemen :

We have acted as special Massachusetts counsel to Plastican, Inc., a Massachusetts corporation (the “Subsidiary Guarantor”). This opinion letter is being delivered in connection with the proposed registration by BWAY Holding Company, a Delaware corporation (the “Issuer”) of $205,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2018 (the “Exchange Notes”), to be guaranteed by BWAY Intermediate Company, Inc., a Delaware corporation (f/k/a Picasso Intermediate Company, Inc., “Holdings”), the Subsidiary Guarantor and other guarantors (collectively, the “Guarantors”) named in the Indenture (as defined below), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about March 11, 2011. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of June 16, 2010 (the “Base Indenture”), by and among the Issuer, Holdings and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended by a First Supplemental Indenture, dated as of June 16, 2010 (the “First Supplemental Indenture”), a Second Supplemental Indenture dated as of November 1, 2010 (the “Second Supplemental Indenture”) by which the Subsidiary Guarantor first became a party to the Indenture, and a Third Supplemental Indenture dated as of January 6, 2011 (the “Third Supplemental Indenture”, and collectively with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”) by and among the Issuer, the Guarantors and the Trustee. The Subsidiary Guarantor is also a party to a Notation of Guaranty dated November 1, 2010 (the “Guaranty Notation” and together with the Second Supplemental Indenture and the Third Supplemental Indenture, the “Subsidiary Guarantor Agreements”). The opinions set forth herein are limited to the laws of the Commonwealth of Massachusetts (the “Commonwealth”).

In giving this opinion, we have examined the Indenture and the Guaranty Notation and the following documents and certificates each dated of even date herewith (except as otherwise noted):

A.	Secretary’s Certificate of the Subsidiary Guarantor;

BWAY Holding Company

March 11, 2011

B.	Certificate of Legal Existence and Good Standing of the Subsidiary Guarantor issued by the Secretary of the Commonwealth of the Commonwealth on February 22, 2011;

C.	Articles of Organization of the Subsidiary Guarantor, filed on February 6, 1970, as amended by an amendments thereto filed on February 1, 1999 and Articles of Merger filed on December 29, 2006, as certified by the Secretary of the Commonwealth of Massachusetts on February 7, 2011;

D.	By-Laws of the Subsidiary Guarantor, certified by the Secretary of the Subsidiary Guarantor; and

E.	Unanimous Written Consent in Lieu of a Special Meeting of the Board of Directors of the Subsidiary Guarantor certified by the Secretary of the Guarantor.

We have made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on the documents we have examined, and as to matters of fact material to our opinions, on representations made in such documents and inquiries of representatives of the Subsidiary Guarantor.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing and the additional qualifications set forth below, we are of the opinion that:

1. The Subsidiary Guarantor is validly existing as a corporation and in good standing under Massachusetts law and has the corporate power to execute and deliver the Subsidiary Guarantor Agreements and to perform its obligations under the Indenture and the Guaranty Notation.

2. The Subsidiary Guarantor has duly authorized, executed and delivered the Subsidiary Guarantor Agreements.

3. The execution and delivery by the Subsidiary Guarantor of the Subsidiary Guarantor Agreements and the performance by it of its obligations under the Indenture and the Guaranty Notation will not (i) violate the corporate laws of the Commonwealth or require any consent, approval, authorization or other action by, or filing with, any governmental authority of the Commonwealth, or (ii) violate the Subsidiary Guarantor’s charter or by-laws.

BWAY Holding Company

March 11, 2011

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion speaks only as of its date, and we undertake no obligation to update it for any subsequent events or legal developments. This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes without our prior written consent, except that your counsel Kirkland & Ellis LLP may rely on this opinion in giving its opinion to you for filing with the Commission with the Registration Statement.

Very truly yours,

/s/ Edwards Angell Palmer & Dodge LLP

Edwards Angell Palmer & Dodge LLP

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